Exhibit T3A.15

CERTIFICATE OF INCORPORATION
OF A
PRIVATE LIMITED COMPANY

Company Number 12107859

The Registrar of Companies for England and Wales, hereby certifies that

AMRYT PHARMA HOLDINGS LIMITED

is this day incorporated under the Companies Act 2006 as a private company, that the company is limited by shares, and the situation of its registered office is in England and Wales.

Given at Companies House, Cardiff, on 17th July 2019.

The above information was communicated by electronic means and authenticated by the Registrar of Companies under section 1115 of the Companies Act 2006